EXHIBIT 99.1
INDEX TO FINANCIAL STATEMENTS AND SCHEDULES
FOR THE FISCAL YEAR ENDED NOVEMBER 2, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of NCI Building Systems, Inc.
     We have audited the accompanying consolidated balance sheets of NCI Building Systems, Inc. (the “Company”) as of November 2, 2008 and October 28, 2007, and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income for each of the three years in the period ended November 2, 2008. Our audits also included the financial statements schedule at Item 15(a), No. 2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of November 2, 2008 and October 28, 2007, and the consolidated results of its operations, its cash flows and comprehensive income for each of the three years in the period ended November 2, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presented fairly in all material respects the information set forth therein.
     As discussed in Notes 3 and 16 to the consolidated financial statements, effective October 28, 2007, the Company adopted Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” and Statement of Financial Accounting Standard (SFAS) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)”, respectively. Also, discussed in Note 3 to the consolidated financial statements, effective October 29, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes” (SFAS 109).
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of November 2, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated December 22, 2008 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Houston, Texas
December 22, 2008

CONSOLIDATED STATEMENTS OF OPERATIONS
NCI BUILDING SYSTEMS, INC.
(In thousands, except per share data)

	Fiscal year ended
	November 2,	October 28,	October 29,
	2008	2007	2006
Sales	$1,764,159	$1,625,068	$1,571,183
Cost of sales	1,325,624	1,221,463	1,187,151

Gross profit	438,535	403,605	384,032
Selling, general and administrative expenses	283,825	271,871	246,044

Income from operations	154,710	131,734	137,988
Interest income	1,085	725	5,432
Interest expense	(23,535)	(28,829)	(24,915)
Other (expense) income, net	(1,880)	1,195	527

Income before income taxes	130,380	104,825	119,032
Provision for income taxes	51,499	41,096	45,236

Net income	$78,881	$63,729	$73,796

Earnings per share:
Basic	$4.08	$3.25	$3.70

Diluted	$4.05	$3.06	$3.45

Weighted average shares outstanding:
Basic	19,332	19,582	19,959
Diluted	19,486	20,793	21,395
See accompanying notes to the consolidated financial statements.

CONSOLIDATED BALANCE SHEETS
NCI BUILDING SYSTEMS, INC.
(In thousands, except share data)

	November 2,	October 28,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$68,201	$75,054
Accounts receivable, net	163,005	158,967
Inventories, net	192,011	137,725
Deferred income taxes	24,259	23,439
Investments in debt and equity securities, at market	2,639	1,643
Prepaid expenses and other	15,735	14,084

Total current assets	465,850	410,912

Property, plant and equipment, net	251,163	261,994
Goodwill	616,626	616,400
Intangible assets, net	41,678	43,909
Other assets, net	5,384	9,843

Total assets	$1,380,701	$1,343,058

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$920	$22,312
Accounts payable	104,348	130,161
Accrued compensation and benefits	67,429	56,895
Accrued interest	2,422	5,758
Other accrued expenses	60,013	66,645

Total current liabilities	235,132	281,771

Long-term debt	473,480	474,725
Deferred income taxes	44,332	43,638
Other long-term liabilities	3,928	3,228

Total long-term liabilities	521,740	521,591

Stockholders’ equity:
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; 22,403,711 and 22,129,236 shares issued in 2008 and 2007, respectively; and 19,734,025 and 19,538,832 shares outstanding in 2008 and 2007, respectively	224	221
Additional paid-in capital	200,680	191,047
Retained earnings	540,964	462,444

	November 2,	October 28,
	2008	2007
Accumulated other comprehensive income (loss)	(1,440)	357
Treasury stock, at cost (2,669,686 and 2,590,404 shares in 2008 and 2007, respectively)	(116,599)	(114,373)

Total stockholders’ equity	623,829	539,696

Total liabilities and stockholders’ equity	$1,380,701	$1,343,058

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
NCI BUILDING SYSTEMS, INC.
(In thousands)

	Fiscal year ended
	November 2,	October 28,	October 29,
	2008	2007	2006
Cash flows from operating activities:
Net income	$78,881	$63,729	$73,796
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,588	35,535	31,089
Share-based compensation expense	9,504	8,610	7,161
Gain on sale of property, plant and equipment	(1,264)	(814)	(52)
Provision for inventory obsolescence	—	696	—
Lower of cost or market reserve	2,739	—	—
Provision for doubtful accounts	3,468	330	2,004
Provision (benefit) for deferred income taxes	266	(7,090)	(3,179)

Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(5,008)	9,753	(15,216)
Inventories	(57,025)	28,020	(5,940)
Prepaid expenses and other	(9,724)	(957)	(5,501)
Accounts payable	(23,738)	12,978	32,091
Accrued expenses	7,445	(10,815)	4,934
Other, net	(938)	(2,350)	327

Net cash provided by operating activities:	40,194	137,625	121,514

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(20,086)	(366,598)
Capital expenditures	(24,803)	(42,041)	(27,056)
Proceeds from sale of property, plant and equipment	4,238	6,696	285
Cash surrender value life insurance	2,101	—	—
Other, net	(226)	(932)	23

Net cash used in investing activities:	(18,690)	(56,363)	(393,346)

Cash flows from financing activities:
Proceeds from stock options exercised	698	3,923	8,518
Excess tax benefits from share-based compensation arrangements	215	1,596	4,180
Issuance of long-term debt	—	—	200,000
Borrowings on revolving lines of credit	—	90,500	—
Payments on revolving lines of credit	—	(90,500)	—
Payments on long-term debt	(22,637)	(947)	(78,511)
Payments on note payable	(3,892)	—	—
Payment of refinancing costs	(914)	(75)	(594)
Purchase of treasury stock	(2,226)	(36,122)	(37,572)

Net cash (used in) provided by financing activities:	(28,756)	(31,625)	96,021

Effect of exchange rate changes on cash and cash equivalents	399	379	133
Net (decrease) increase in cash and cash equivalents	(6,853)	50,016	(175,678)
Cash and cash equivalents at beginning of period	75,054	25,038	200,716

Cash and cash equivalents at end of period	$68,201	$75,054	$25,038

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
NCI BUILDING SYSTEMS, INC.
(In thousands, except share data)

					Accumulated
			Additional		Other
	Common Stock		Paid-In	Retained	Comprehensive	Treasury Stock		Stockholders’
	Shares	Amount	Capital	earnings	(Loss) Income	Shares	Amount	Equity
Balance, October 29, 2005	21,408,697	$214	$155,280	$329,329	$—	(1,063,229)	$(40,679)	$444,144
Treasury stock purchases	—	—	—	—	—	(753,287)	(37,572)	(37,572)
Common stock issued for stock option exercises	367,185	4	8,500	—	—	—	—	8,504
Tax benefit from employee stock incentive plan	—	—	4,180	—	—	—	—	4,180
Issuance of restricted stock	18,032	—	—	—	—	—	—	—
Other comprehensive loss	—	—	—	—	(1,804)	—	—	(1,804)
Share-based compensation	—	—	7,161	—	—	—	—	7,161
Net income	—	—	—	73,796	—	—	—	73,796

Balance, October 29, 2006	21,793,914	$218	$175,121	$403,125	$(1,804)	(1,816,516)	$(78,251)	$498,409
Cumulative effect of adopting SAB 108, net of taxes (Note 3)	—	—	—	(4,410)	—	—	—	(4,410)
Treasury stock purchases	—	—	—	—	—	(773,888)	(36,122)	(36,122)
Common stock issued for stock option exercises	109,233	1	3,922	—	—	—	—	3,923
Tax benefit from employee stock incentive plan	—	—	1,596	—	—	—	—	1,596
Issuance of restricted stock	190,641	2	(2)	—	—	—	—	—
Other comprehensive income	—	—	—	—	142	—	—	142
Share-based compensation	—	—	8,610	—	—	—	—	8,610
Shares issued for acquisition	35,448	—	1,800	—	—	—	—	1,800
Adoption of SFAS 158, net of taxes (Note 18)	—	—	—	—	2,019	—	—	2,019
Net income	—	—	—	63,729	—	—	—	63,729

Balance, October 28, 2007	22,129,236	$221	$191,047	$462,444	$357	(2,590,404)	$(114,373)	$539,696
Treasury stock purchases	—	—	—	—	—	(79,282)	(2,226)	(2,226)
Common stock issued for stock option exercises	34,343	—	698	—	—	—	—	698
Tax benefit from employee stock incentive plan	—	—	(566)	—	—	—	—	(566)
Issuance of restricted stock	240,132	3	(3)	—	—	—	—	—
Other comprehensive income	—	—	—	—	(1,797)	—	—	(1,797)
Share-based compensation	—	—	9,504	—	—	—	—	9,504
Adoption of FIN 48 (Note 11)	—	—	—	(361)	—	—	—	(361)
Net income	—	—	—	78,881	—	—	—	78,881

Balance, November 2, 2008	22,403,711	$224	$200,680	$540,964	$(1,440)	(2,669,686)	$(116,599)	$623,829

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
NCI BUILDING SYSTEMS, INC.
(In thousands)

	Fiscal year ended
	November 2,	October 28,	October 29,
	2008	2007	2006
Comprehensive income:
Net income	$78,881	$63,729	$73,796
Other comprehensive income (loss), net of tax:
Foreign exchange translation gain (net of income tax of $140 in 2008, $135 in 2007 and $47 in 2006)	259	244	86
Unrecognized actuarial gain (loss) on pension obligation (net of income tax of $1,046 in 2008, $(290) in 2007 and $290 in 2006)	(1,628)	454	(454)
Loss in fair value of interest rate swap (net of income tax of $272 in 2008, $357 in 2007 and $879 in 2006)	(428)	(556)	(1,436)

Other comprehensive income (loss)	(1,797)	142	(1,804)

Comprehensive income	$77,084	$63,871	$71,992

See accompanying notes to the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NCI BUILDING SYSTEMS, INC.
1. NATURE OF BUSINESS AND PRINCIPLES OF CONSOLIDATION
     NCI Building Systems, Inc. (together with its subsidiaries, unless otherwise indicated, the “Company,” “we,” “us” or “our”) is North America’s largest integrated manufacturer and marketer of metal products for the nonresidential construction industry. We provide metal coil coating services and design, engineer, manufacture and market metal components and engineered building systems primarily for nonresidential construction use. We manufacture and distribute extensive lines of metal products for the nonresidential construction market under multiple brand names through a nationwide network of plants and distribution centers. We sell our products for both new construction and repair and retrofit applications.
     We use a 52/53 week year with our fiscal year end on the Sunday closest to October 31. The year end for fiscal 2008 is November 2, 2008. As a result, our fourth quarter of fiscal 2008 includes an additional week of operating activity. On December 22, 2005, our Board of Directors adopted a change in our fiscal year end, effective for fiscal 2006, from the Saturday closest to October 31 to the Sunday closest to October 31, with each fiscal quarter within the year ending on Sunday. This change, which effectively added one calendar day to fiscal 2006, did not have a material impact on our results of operations.
     We aggregate our operations into three reportable business segments: metal coil coating, metal components and engineered building systems. We base this aggregation on similarities in product lines, manufacturing processes, marketing and how we manage our business. We market the products in each of our business segments nationwide through a direct sales force and, in the case of our engineered building systems segment, through authorized builder networks.
     Our Consolidated Financial Statements include the accounts of the Company and all majority-owned subsidiaries. All intercompany accounts, transactions and profits arising from consolidated entities have been eliminated in consolidation.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     (a) Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Examples include provisions for bad debts and inventory reserves and accruals for employee benefits, general liability insurance, warranties and certain contingencies. Actual results could differ from those estimates.
     (b) Cash and Cash Equivalents. Cash equivalents are stated at cost plus accrued interest, which approximates fair value. Cash equivalents are highly liquid debt instruments with an original maturity of three months or less and may consist of time deposits with a number of commercial banks with high credit ratings, Eurodollar time deposits, certificates of deposit and commercial paper. Our policy allows us to also invest excess funds in no-load, open-end, management investment trusts (“mutual funds”). The mutual funds invest exclusively in high-quality money market instruments. However, as of November 2, 2008, we do not have any outstanding investments in mutual funds.
     (c) Accounts Receivable and Related Allowance. We report accounts receivable net of the allowance for doubtful accounts. Trade accounts receivable are the result of sales of building systems, components and coating services to customers throughout the United States and affiliated territories, including international builders who resell to end users. Substantially all sales are denominated in U.S. dollars with the exception of sales at our Canadian operations which are denominated in Canadian dollars. Credit sales do not normally require a pledge of collateral; however, various types of liens may be filed to enhance the collection process.

     We establish reserves for doubtful accounts on a customer by customer basis when we believe the required payment of specific amounts owed is unlikely to occur. In establishing these reserves, we consider changes in the financial position of a customer, availability of security, lien rights and bond rights as well as disputes, if any, with our customers. Our allowance for doubtful accounts reflects reserves for customer receivables to reduce receivables to amounts expected to be collected. We determine past due status as of the contractual payment date. Interest on delinquent accounts receivable is included in the trade accounts receivable balance and recognized as interest income when chargeable and collectibility is reasonably assured. Uncollectible accounts are written off when a settlement is reached for an amount that is less than the outstanding historical balance or we have exhausted all collection efforts. The allowance for doubtful accounts was $10.3 million and $9.0 million at November 2, 2008 and October 28, 2007, respectively. Bad debt write-offs were $2.1 million, $6.6 million and $2.4 million of accounts receivable during fiscal 2008, 2007 and 2006, respectively.
     (d) Inventories. Inventories are stated at the lower of cost or market value less allowance for inventory obsolescence, using specific identification or the weighted-average method for steel coils and other raw materials. Allowance for inventory obsolescence was $1.8 million and $4.4 million at November 2, 2008 and October 28, 2007, respectively. During fiscal 2008, we also recorded a charge of $2.7 million to reduce the carrying amount on certain raw material inventory to the lower of cost or market.
     The components of inventory are as follows (in thousands):

	November 2,	October 28,
	2008	2007
Raw materials	$142,614	$93,464
Work in process and finished goods	49,397	44,261

	$192,011	$137,725

     During fiscal 2008, we purchased approximately 24% of our steel requirements from one vendor. No other vendor accounted for over 10% of our steel requirements during fiscal 2008.
     (e) Property, Plant and Equipment. Property, plant and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are capitalized and amortized using the straight-line method over the shorter of their estimated useful lives or the term of the underlying lease. Computer software developed or purchased for internal use is depreciated using the straight-line method over its estimated useful life.
     Depreciation expense for fiscal 2008, 2007 and 2006 was $32.5 million, $29.3 million and $27.5 million, respectively. Of this depreciation expense, $4.5 million, $4.3 million and $5.6 million was related to software depreciation for fiscal 2008, 2007 and 2006, respectively.
     Property, plant and equipment consists of the following (in thousands):

	November 2,	October 28,
	2008	2007
Land	$24,281	$23,606
Buildings and improvements	165,495	159,747
Machinery, equipment and furniture	229,591	224,098
Transportation equipment	3,470	3,618
Computer software and equipment	69,592	64,229

	492,429	475,298
Less accumulated depreciation	(241,266)	(213,304)

	$251,163	$261,994

     Estimated useful lives for depreciation are:

Buildings and improvements	10 - 39 years
Machinery, equipment and furniture	3 - 10 years
Transportation equipment	5 - 10 years
Computer software and equipment	3 - 7 years
     We capitalize interest on capital invested in projects in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 34, Capitalization of Interest Cost (“SFAS 34”). For fiscal 2008, 2007 and 2006, the total amount of interest capitalized was $0.9 million, $0.7 million and $0.3 million, respectively. Upon commencement of operations, capitalized interest, as a component of the total cost of the asset, is amortized over the estimated useful life of the asset.
     (f) Goodwill and Other Intangible Assets. We review the carrying values of goodwill and identifiable intangibles whenever events or changes in circumstances indicate that such carrying values may not be recoverable and annually for goodwill and indefinite lived intangible assets as required by SFAS 142, Goodwill and Other Intangible Assets. Unforeseen events, changes in circumstances and market conditions and material differences in the value of intangible assets due to changes in estimates of future cash flows could negatively affect the fair value of our assets and result in a non-cash impairment charge. Some factors considered important that could trigger an impairment review include the following: significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of our use of acquired assets or the strategy for our overall business and significant negative industry or economic trends. See Note 10.
     (g) Revenue Recognition. We recognize revenues when the following conditions are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectibility is reasonably assured. Generally, these criteria are met at the time product is shipped or services are complete. Provisions are made upon sale for estimated product returns. Costs associated with shipping and handling our products are included in cost of sales.
     (h) Cost of Sales. Cost of sales includes the cost of inventory sold during the period, including costs for manufacturing, inbound freight, receiving, inspection, warehousing, and internal transfers. Purchasing costs and engineering and drafting costs are included in selling, general and administrative expense. Purchasing costs were $3.7 million, $3.7 million and $1.4 million and engineering and drafting costs were $53.9 million, $50.0 million and $39.7 million in each of fiscal 2008, 2007, and 2006, respectively. Approximately $3.9 million and $3.8 million of these selling, general and administrative costs were capitalized and remained in inventory at the end of fiscal 2008 and 2007, respectively.
     (i) Warranty. We sell weathertightness warranties to our customers for protection from leaks in our roofing systems related to weather. These warranties range from two years to 20 years. We sell two types of warranties, standard and Single Source™, and three grades of coverage for each. The type and grade of coverage determines the price to the customer. For standard warranties, our responsibility for leaks in a roofing system begins after 24 consecutive leak-free months. For Single Source™ warranties, the roofing system must pass our inspection before warranty coverage will be issued. Inspections are typically performed at three stages of the roofing project: (i) at the project start-up; (ii) at the project mid-point; and (iii) at the project completion. These inspections are included in the cost of the warranty. If the project requires or the customer requests additional inspections, those inspections are billed to the customer. Upon the sale of a warranty, we record the resulting revenue as deferred revenue, which is included in other accrued expenses in our Consolidated Balance Sheets. We recognize deferred warranty revenue over the warranty coverage period in a manner that matches our estimated expenses relating to the warranty. Additionally, we assumed a warranty obligation relating to our acquisition of Robertson-Ceco II Corporation (“RCC”) of $7.6 million which represents the fair value of the future warranty obligations at the time of purchase. RCC’s accrued warranty programs have similar terms and characteristics to our other warranty programs. See Note 6.
     (j) Insurance. Group medical insurance is purchased through United Healthcare and Blue Cross Blue Shield. Both plans are managed care point-of-service plans using these carriers’ networks to receive discounts through negotiated rates with network providers. The benefits provided by these medical plans are self-insured for the first $250,000 of each claim. These plans utilize stop-loss reinsurance to pay claims in excess of the stop-loss amount of $250,000 per claim. Claims are administered by the respective carriers. Property and casualty insurance is purchased for workers’ compensation, general liability, and auto liability exposures. We use deductible programs to limit catastrophic claims. The deductible is $500,000 per occurrence for workers’ compensation and $250,000 per occurrence for general liability, property, and auto liability. The carrier pays all claims in excess of the deductibles. Umbrella coverage is purchased to insure against any claims that would exceed the aggregate limits for each coverage. We utilize a third-party claims administrator to manage all claims.
     Each reporting period, we record the costs of our health insurance plan, including paid claims, an estimate of the change in incurred but not reported (“IBNR”) claims, taxes and administrative fees (collectively, the “Plan Costs”) as general and administrative expenses in our Consolidated Statements of Operations. The estimated IBNR claims are based upon (i) a recent average level of paid claims under the plan, (ii) an estimated lag factor and (iii) an estimated growth factor to provide for those claims that have been incurred but not yet paid.
     For workers’ compensation costs, we monitor the number of accidents and the severity of such accidents to develop appropriate estimates for expected costs to provide both medical care and benefits during the period of time an employee is unable to work. These accruals are developed using third-party estimates of the expected cost and length of time an employee will be unable to work based on industry statistics for the cost of similar disabilities. For general liability and automobile claims, accruals are developed based on third-party estimates of the expected cost to resolve each claim based on industry statistics and the nature and severity of the claim. This statistical information is trended to provide estimates of future expected costs based on factors developed from our own experience of actual claims cost compared to original estimates. Each reporting period, we record the costs of our workers’ compensation, general liability and automobile claims, including paid claims, an estimate of the change in incurred but not reported (“IBNR”) claims, taxes and administrative fees as general and administrative expenses in our Consolidated Statements of Operations.
     (k) Advertising Costs. Advertising costs are expensed as incurred. Advertising expense was $6.9 million, $7.4 million and $6.1 million in fiscal 2008, 2007 and 2006, respectively.
     (l) Impairment of Long-Lived Assets. We assess impairment of property plant, and equipment in accordance with the provisions of SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the estimated undiscounted future cash flows is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset. We had no impairments in fiscal 2008, 2007 or 2006.
     (m) Share-Based Compensation. Compensation expense recorded for restricted stock awards under the intrinsic value method is consistent with the expense that is recorded under the fair value-based method. We recorded pretax compensation expense relating to restricted stock awards of $7.8 million, $5.9 million and $3.7 million for fiscal 2008, 2007 and 2006, respectively.
     (n) Reclassifications. Certain reclassifications have been made to prior period amounts to conform to the current presentation.
     (o) Foreign Currency Re-measurement and Translation. In accordance with SFAS No. 52, Foreign Currency Translation, the functional currency for our Mexico operations is the U.S. dollar. Adjustments resulting from the re-measurement of the local currency financial statements into the U.S. dollar functional currency, which uses a combination of current and historical exchange rates, are included in net income in the current period. Net foreign currency re-measurement losses are reflected in income for the period and for fiscal years ended November 2, 2008 and October 28, 2007 were $(1.1) million and $(0.3) million, respectively. Net foreign currency re-measurement gains for the fiscal year ended October 29, 2006 were insignificant.
     The functional currency for our Canada operations is the Canadian dollar. Translation adjustments resulting from translating the functional currency financial statements into U.S. dollar equivalents are reported separately in accumulated other comprehensive income in stockholders’ equity. Net foreign currency translation adjustment, net of tax, and included in other comprehensive income for the fiscal years ended November 2, 2008 and October 28, 2007 was $0.3 million and $0.2 million, respectively.

     (p) Accumulated Other Comprehensive (loss) Income. Accumulated other comprehensive (loss) income consists of the following (in thousands):

	November 2,	October 28,
	2008	2007
Foreign exchange translation adjustments	$589	$330
Defined benefit pension plan	391	2,019
Unrealized losses on interest rate swap	(2,420)	(1,992)

Accumulated other comprehensive (loss) income	$(1,440)	$357

     (q) Recent Accounting Pronouncements. In May 2008, the FASB issued FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1 will change the accounting for certain convertible debt instruments, including our Convertible Notes. Under the new rules, for convertible debt instruments that may be settled entirely or partially in cash upon conversion, an entity shall separately account for the liability and equity components of the instrument in a manner that reflects the issuer’s economic interest cost. The effect of FSP APB 14-1 for our Convertible Notes is that the equity component will be included in the paid-in-capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component will be treated as an original issue discount for purposes of accounting for the debt component of the Convertible Notes. Higher interest expense will result by recognizing the accretion of the discounted carrying value of the Convertible Notes to their face amount as interest expense over the term of the Convertible Notes using an effective interest rate method. FSP APB 14-1 is effective for our fiscal year ended 2010, does not permit early application, and will be applied retrospectively to all periods presented. While this accounting pronouncement does not change the economic substance or cash flow requirements for the Convertible Notes, the amount reported as interest expense in our consolidated statement of operations will increase due to the accretion of the discounted carrying value of the Convertible Notes to their face amount. The Convertible Notes will also reflect higher than previously reported interest expense due to retrospective application. We are currently evaluating the impact of adopting FSP APB 14-1 but anticipate the reported interest expense on our Convertible Notes will increase from 2.125% to 7.125%. The retroactive application of this FSP to fiscal years 2005 to 2009 will result in an increase to annual interest expense of approximately $7.2 million in fiscal 2005, gradually increasing to approximately $9.3 million in fiscal 2009. We have assumed the Convertible Notes would be settled in fiscal 2010 upon our call option date and, therefore, we expect that we will not have additional prospective interest expense upon adoption.
     In March 2008, the FASB issued SFAS 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. This Statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format provides a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. We will implement this statement as of February 2, 2009 during our second quarter of fiscal 2009.
     In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). This Statement amends Accounting Research Bulletin No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 established a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. In addition, SFAS 160 requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. We will implement this statement in our fiscal year that begins November 2, 2009 and apply it as applicable. We currently do not have any ownership interest which would be impacted by SFAS 160.
     In December 2007, the FASB issued SFAS 141(R), Business Combinations (“SFAS 141(R)”). SFAS 141(R) replaces FASB Statement No. 141, Business Combinations, but retains the fundamental requirements in Statement 141. SFAS 141(R) establishes principles and requirements for how the acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. In addition, SFAS 141(R) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and determines disclosures to enable users of the financial statement to evaluate the nature and financial effects of the business combination. We will implement this statement for all future acquisitions following the date of adoption in our fiscal year that begins November 2, 2009. The impact of adoption of SFAS 141(R) on our financial position or results of operations is dependent upon the nature and terms of business combinations, if any, that we may consummate in fiscal 2010 and thereafter, as well as impact us on the usage of previously recorded income tax valuation allowances recorded through purchase accounting.
     In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for our fiscal year that begins November 3, 2008. We do not intend to elect the fair value option for any financial assets or liabilities.
     In September 2006, the FASB issued SFAS 157, Fair Value Measurement (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB staff position 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”) which partially delays the effective date of SFAS 157 for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). As a result of the deferral, SFAS 157 is effective for our fiscal year that begins November 3, 2008 for financial assets and financial liabilities carried at fair value and non-financial assets and liabilities that are recognized or disclosed at fair value on a recurring basis, and for our fiscal year that begins November 2, 2009 for non-recurring, non-financial assets and liabilities that are recognized or disclosed at fair value. We do not believe the adoption of this accounting pronouncement will have a material impact on our consolidated financial statements.
3. CHANGES IN ACCOUNTING
FIN 48 Adoption
     In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes—an interpretation of Financial Accounting Standards Board Statement No. 109, which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that we recognize in the financial statements the impact of a tax position only if that position is more likely than not of being sustained upon examination, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We adopted FIN 48 on October 29, 2007. See discussion of the impact of adoption in Note 11.

SAB 108 Adoption
     In September 2006, the SEC released SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year (“SAB No. 108”). SAB No. 108 requires that public companies utilize a “dual approach” method to assess the quantitative effects of financial misstatements. This dual approach includes both an income statement focused assessment, known as the “rollover” method, and a balance sheet focused assessment, known as the “iron curtain” method. The guidance in SAB No. 108 was initially required to be applied for NCI for the year ending October 28, 2007. The transition provisions of SAB 108 permitted companies to record errors identified during the year of adoption, if deemed to be immaterial using a company’s previous method of evaluating errors, as a cumulative effect adjustment to retained earnings. The transition provisions also required prior quarterly financial statements within the fiscal year of adoption to be adjusted, although the transition provisions did not require those quarterly reports, previously filed with the SEC, to be amended.
     We adopted the provisions of SAB No. 108 as of October 28, 2007. In accordance with the transition provisions of SAB No. 108, we recorded a $4.4 million cumulative decrease, net of tax of $2.8 million, to retained earnings as of October 30, 2006. The cumulative adjustment to decrease opening retained earnings related to an error identified in fiscal 2007 in our accrual for employee paid time off liabilities which had historically been accrued one year in arrears from when the actual obligation was earned by employees. The impact on fiscal 2007 of $0.5 million, net of tax of $0.3 million, was recorded as an increase in compensation expense in the fourth quarter of fiscal 2007.
     We believe the impact of this adjustment is immaterial to prior years’ Consolidated Financial Statements under our previous method of assessing materiality, and therefore elected, as permitted under the transition provisions of SAB No. 108, to reflect the effect of this adjustment in the opening balance of the accrual for compensation and benefits as of October 30, 2006, with the offsetting adjustment reflected as a cumulative effect adjustment to opening retained earnings as of October 30, 2006. Due to the insignificant effect this adjustment would have had on the 2007 quarterly results previously filed, the prior quarterly financial statements were not adjusted.
SFAS 158 Adoption
     In September 2006, the FASB issued SFAS No. 158. “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”). SFAS 158 has two major provisions. The recognition and disclosure provision requires an employer to recognize a plan’s funded status in its statement of financial position and recognize the changes in a defined benefit postretirement plan’s funded status in comprehensive income in the year in which the changes occur. The measurement date provision requires an employer to measure a plan’s assets and obligations as of the end of the employer’s fiscal year. We adopted SFAS 158’s recognition and disclosure requirements as of October 28, 2007. We currently meet the SFAS 158 requirement that the measurement date for plan assets and liabilities must coincide with the sponsor’s year end. See discussion of the impact of adoption in Note 16.
Purchases and Sales of Inventory With Same Counterparty
     In September 2005, the FASB Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 04-13, Accounting for Purchases and Sales of Inventory with the Same Counterparty (“EITF 04-13”). The EITF concluded that inventory purchases and sales transactions with the same counterparty that are entered into in contemplation of one another should be combined and considered a single transaction subject to APB Opinion 29, Accounting for Nonmonetary Transactions. The EITF provided indicators to be considered for purposes of determining whether such transactions are entered into in contemplation of each other. Guidance was also provided on the circumstances under which nonmonetary exchanges of inventory within the same line of business should be recognized at fair value. EITF 04-13 was effective for new or modified arrangements entered into in reporting periods beginning after March 15, 2006. This pronouncement is applicable to our operations because our metal coil coating segment currently sells painting and coating services to various steel mills, from which our engineered buildings systems and metal components segments purchase painted and coated steel coils. Approximately $15.4 million, $22.4 million and $7.9 million of metal coil coating revenue on steel coils subsequently acquired by our engineered building systems and metal components segments during fiscal 2008, 2007 and 2006, respectively, were netted against cost of goods sold, which reduced gross revenues. Pre-tax income was reduced only to the extent that the related steel coils remained in ending inventory which resulted in a negative impact on pre-tax income in fiscal 2008, 2007 and 2006 of $0.3 million, $0.6 million and $0.2 million, respectively.

4. ACQUISITIONS
     On January 31, 2007, we completed the purchase of substantially all of the assets of Garco Building Systems, Inc. (“Garco”), which designs, manufactures and distributes steel building systems primarily for markets in the northwestern United States and western Canada. Garco is now a division of our Company and the results of Garco’s operations beginning January 31, 2007 are included in our Consolidated Financial Statements. Garco is headquartered in Spokane, Washington, where it operates a manufacturing facility for steel building systems for industrial, commercial, institutional and agricultural applications. The aggregate purchase price for this acquisition was $17.2 million, comprised of $15.4 million in cash and $1.8 million in restricted common stock (35,448 shares). At the date of purchase, there was no excess of cost over fair value of the acquired assets. We obtained third-party valuations of certain tangible and intangible assets. As a result of the valuation work, we recorded $5.7 million in intangible assets which includes $2.5 million in customer relationships. The $1.8 million in restricted NCI common stock relates to a five-year non-compete agreements with certain of the sellers of Garco. We will expense the fair value of the restricted stock ratably over the terms of the agreements. In addition, we recorded $6.5 million in property, plant and equipment and $5.0 million in working capital. Garco’s results of operations are included in the engineered building systems segment. This acquisition was not material to the financial statements as a whole, and accordingly, pro forma information has not been provided.
     On April 7, 2006, we completed our acquisition of RCC. We acquired 100% of the issued and outstanding shares of RCC. RCC is now a wholly-owned subsidiary and the results of RCC’s operations from April 7, 2006 are included in our Consolidated Financial Statements. RCC operates the Ceco Building Systems, Star Building Systems and Robertson Building Systems divisions and is a leader in the metal buildings industry. This transaction resulted in goodwill of $277.3 million as it has created an organization with greater product and geographic diversification, a stronger customer base and a more extensive distribution network than either company had prior to the date of acquisition.
     The aggregate consideration paid for the acquisition was as follows (in thousands):

Cash consideration	$371,014
Transaction costs	5,136

$376,150

          The purchase price was subject to a post-closing adjustment based on net working capital, as defined in the stock purchase agreement, of RCC at the closing date. This adjustment was finalized in March 2007 and resulted in an additional purchase price of $4.5 million.
          The following table summarizes the fair values of the assets acquired and liabilities assumed and recorded on April 7, 2006, as part of the purchase accounting of RCC:

April 7,
(In thousands)	2006
Current assets	$88,841
Current deferred income taxes	6,203
Property, plant and equipment	65,108
Goodwill	277,323
Intangible assets	33,282
Other assets	80

Assets acquired	470,837

Current liabilities	57,370

April 7,
(In thousands)	2006
Long-term debt	2,524
Deferred income taxes	28,007
Other liabilities	6,786

Liabilities assumed	94,687

Net assets acquired	$376,150

     The excess of the purchase price over the fair values of assets acquired and liabilities assumed was allocated to goodwill. Goodwill of $17.0 million, $17.8 million and $242.5 million has been recorded in our metal coil coating, metal components and engineered building systems segments, respectively. None of the goodwill recorded as a result of this transaction is expected to be deductible for tax purposes. See Note 10 for further information regarding our allocation of purchase price to intangible assets.
     As previously disclosed, we report on a fiscal year that ends the Sunday closest to October 31. RCC previously reported on a calendar year that ended on December 31. The unaudited pro forma financial information discussed below was prepared based on financial information for RCC for the calendar months of November through October, which correlates to our fiscal year. This unaudited pro forma financial information does not necessarily represent what would have occurred if the transaction had taken place on the dates presented and should not be taken as representative of our future consolidated results of operations. The unaudited pro forma financial information in the table below for the 2006 fiscal year gives effect to the transaction as if it had occurred at the beginning of the earliest fiscal period presented.

Unaudited Pro Forma
Fiscal Year Ended
(In thousands except per share amounts)	October 29, 2006
Sales	$1,755,267
Net income	$75,429

Earnings per share:
Basic	$3.78
Diluted	$3.53
     Upon acquisition of RCC, we began to assess RCC’s manufacturing operations in Ontario, Canada and formulate a plan to exit these activities. In the second quarter of fiscal 2007, we finalized our RCC integration plans to shut down, exit and dispose of this manufacturing facility. Our plan called for the sales, marketing, engineering, drafting and customer service capabilities in Ontario to continue, but in accordance with our plan, manufacturing activities were ceased. The liquidation plans called for a small portion of the manufacturing equipment to be transferred to existing manufacturing facilities and the remainder, including the real estate and buildings, were to be sold to third parties which included the manufacturing facility that was sold in August of 2007. In the second quarter of fiscal 2007, we established an accrual of $1.2 million for certain severance and exit costs relating to the closure of the manufacturing facility, which was recognized as a liability at the date of acquisition. Accrued severance costs related to the terminated employees were primarily paid in the fourth quarter of fiscal 2007. Additionally, the preliminary carrying value of the plant and equipment in Ontario was reduced by $2.5 million to reflect its estimated fair market value upon disposition. Costs associated with these actions were recognized as a component of purchase accounting, resulting in an adjustment to increase goodwill by $2.8 million, net of tax effects. The liability balance related to the Robertson exit activities had been substantially paid as of November 2, 2008.

5. OTHER ACCRUED EXPENSES
     Other accrued expenses are comprised of the following (in thousands):

	November 2,	October 28,
	2008	2007
Deferred rebates(1)	$—	$4,129
Accrued income tax	4,873	13,168
Customer deposits	10,116	4,177
Accrued warranty obligation and deferred warranty revenue	16,484	14,843
Sales and use tax payable	6,648	6,262
Other accrued expenses	21,892	24,066

Total other accrued expenses	$60,013	$66,645

(1)	Relates to the receipt of prepaid vendor rebates, which are recognized as a reduction of cost of goods sold as the related products are purchased and used in accordance with EITF 02-16, Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor.
6. WARRANTY
     The following table represents the roll-forward of our accrued warranty obligation and deferred warranty revenue activity for the fiscal years ended November 2, 2008 and October 28, 2007 (in thousands):

	November 2,	October 28,
	2008	2007
Beginning balance	$14,843	$14,863
Warranties sold	3,405	2,664
Revenue recognized	(1,323)	(1,000)
Costs incurred	(217)	(1,573)
Other	(224)	(111)

Ending balance	$16,484	$14,843

7. SUPPLEMENTARY CASH FLOW INFORMATION
     The following table sets forth interest and taxes paid in each of the three fiscal years presented (in thousands):

	Fiscal Year Ended
	November 2,	October 28,	October 29,
	2008	2007	2006
Interest paid, net of amounts capitalized	$26,872	$26,166	$26,124
Taxes paid	57,837	42,739	44,412
8. LONG-TERM DEBT
     Debt is comprised of the following (in thousands):

	November 2,	October 28,
	2008	2007
$400 Million Term Loan, due June 2010 (4.7%—6.3% at November 2, 2008 and 6.5%—7.0% at October 28, 2007)	$293,290	$315,000
2.125% Convertible Senior Subordinated Notes, due November 2024	180,000	180,000
Industrial Revenue Bond	1,110	2,030
Capital lease commitments	—	7

	November 2,	October 28,
	2008	2007

	474,400	497,037
Current portion of long-term debt	(920)	(22,312)

Total long-term debt, less current portion	$473,480	$474,725

     The scheduled maturity of our debt is as follows (in thousands):

2009	$920
2010	473,480
2011	—
2012	—
2013 and thereafter	—

$474,400

     Our senior secured credit facility includes a $125 million five-year revolving credit facility maturing on June 18, 2009, with a sub-facility for letters of credit of a maximum of $50 million, and a $400 million term loan maturing June 18, 2010. The term loan requires principal payments of $1.0 million each quarter and a final payment of $374.7 million at maturity. However, we made additional principal payments during fiscal 2006 and, as a result, will not be required to make any more principal payments until the maturity date except under the mandatory prepayment provisions in our senior secured credit facility. At October 28, 2007, under the mandatory prepayment provisions of our senior secured credit facility, an excess cash flow calculation required that $21.7 million of our term loan be paid within 90 days after the end of our fiscal year. Therefore, $22.3 million of our indebtedness primarily related to our term loan was classified as a current obligation at October 28, 2007. We are not required to make any other principal payments on our term loan until the maturity date except to payments required under the excess cash flow calculation. In addition, the credit facility provides for an incremental facility of $180 million to fund the payment of the cash portion of the conversion price from any future conversions of our 2.125% convertible senior subordinated notes due 2024 (discussed below). At November 2, 2008 and October 28, 2007, letters of credit totaling approximately $13.1 million and $14.1 million, respectively, were outstanding on the revolving credit facility. There were no other amounts outstanding on the revolving credit facility at both November 2, 2008 and October 28, 2007. At November 2, 2008 and October 28, 2007, $293.3 million and $315.0 million, respectively, were outstanding under the term loan.
     Loans under our senior secured credit facility bear interest, at our option, as follows: (1) base rate loans at the base rate plus a margin, which for term loans is 0.5% and for revolving loans fluctuates based on our leverage ratio and ranges from 0.25% to 1.25%, and (2) LIBOR loans at LIBOR plus a margin, which for term loans is 1.50% and for revolving loans fluctuates based on our leverage ratio and ranges from 1.25% to 2.25%. “Base rate” is defined as the higher of the Wachovia Bank, National Association prime rate or the overnight Federal Funds rate and “LIBOR” is defined as the applicable London interbank offered rate adjusted for reserves. Based on our current leverage ratios, we will pay a margin of 0.50% on base rate loans and 1.50% on LIBOR loans under the revolving credit facility and a margin of 0.50% on base rate loans and 1.50% on LIBOR loans under the term loan facility during the first quarter of fiscal 2009.
     Our senior secured credit facility is secured by (1) 100% of our accounts receivable, inventory and equipment and related assets such as our software, chattel paper, instruments and contract rights (excluding foreign operations) and (2) 100% of the capital stock and other equity interests in each of our direct and indirect operating domestic subsidiaries and 65% of the capital stock in each of our foreign subsidiaries.
     Our senior secured credit facility requires compliance with various covenants and provisions customary for agreements of this nature, including a restricted payments test, minimum ratio of Consolidated EBITDA (as defined in our senior secured credit facility) to interest expense of 5.0 to 1 and maximum ratios of total debt and senior debt to Consolidated EBITDA of 4.0 to 1 and 2.75 to 1, respectively. At November 2, 2008, our interest coverage, leverage, and senior leverage ratios were 8.73, 2.48 and 1.56, respectively, and we were in compliance with all ratio requirements and covenants in our senior credit facility. At October 28, 2007, our interest coverage, leverage, and senior leverage ratios were 6.32, 2.91 and 1.87, respectively, and we were in compliance with all ratio requirements and covenants in our senior credit facility. Our senior secured credit facility also restricts our ability to incur additional debt and/or equity financing.
     Borrowings under our senior secured credit facility may be repaid at anytime, in certain amounts, without premium or penalty but subject to LIBOR breakage costs. We are required to make mandatory payments on our senior secured credit facility upon the occurrence of certain events, including the sale of assets and the issuance and sale of equity securities, or to the extent that our cash flow exceeds certain thresholds on a fiscal year basis, in each case subject to certain limitations and conditions. These payments must first be applied to the term loan and then to the reduction of the revolving credit facility.
     On April 7, 2006, we amended our senior secured credit facility as a result of the RCC acquisition (see Note 4). In accordance with EITF 96-19, Debtors Accounting for a Modification or Exchange of Debt Instruments, we accounted for the amendments to our senior secured credit facility as a modification, and we have expensed $0.2 million of legal and other professional fees paid to third parties in connection with amending the facility in fiscal 2006. At November 2, 2008 and October 28, 2007, the unamortized balance in deferred financing costs was $4.6 million and $5.4 million, respectively. In addition, during fiscal 2008 we deferred financing costs of $0.9 million which are included in prepaid expenses and other assets in the Consolidated Balance Sheet.
     At November 2, 2008 and October 28, 2007, we had approximately $111.9 million and $110.9 million, respectively, in unused borrowing capacity (net of letters of credit outstanding of approximately $13.1 million and $14.1 million, respectively) under the revolving credit facility, of which a total of $50.0 million may be utilized for standby letters of credit at both November 2, 2008 and October 28, 2007. In addition, we had $180.0 million of borrowing capacity under the incremental facility.
     During June 2006, we entered into an interest rate swap agreement relating to $160 million of the $400 million Term Loan due June 2010. At November 2, 2008 and October 28, 2007, the notional amount of the interest rate swap agreement was $105 million and $145 million, respectively. See Note 9 for further information.
     In November 2004, we completed an offering of $180 million aggregate principal amount 2.125% convertible senior subordinated notes due 2024 (the “Convertible Notes”) with interest payable semi-annually. Interest on the Convertible Notes is not deductible for income tax purposes, which creates a permanent tax difference that is reflected in our effective tax rate (as discussed further in Note 11). The Convertible Notes are general unsecured obligations and are subordinated to our present and future senior indebtedness. We have the right to redeem the Convertible Notes, beginning on November 20, 2009, for a price equal to 100% of the principal amount plus accrued and unpaid interest, if any. Each holder has the right to require that we repurchase the Convertible Notes after 5, 10 and 15 years at 100% of the principal amount plus accrued and unpaid interest, if any, beginning November 15, 2009. Based on our current stock price, we anticipate that the holders of our Convertible Notes will require us to purchase the Convertible Notes in November 2009. Upon the occurrence of certain designated events, holders of the Convertible Notes will also have the right to require that we purchase all or some of their Convertible Notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, and, in certain circumstances, a make-whole premium. We must pay the repurchase price of the aggregate principal amount of the Convertible Notes in cash. The Convertible Notes are convertible into cash or, in certain circumstances, a combination of cash and shares of our common stock, at a ratio of 24.9121 shares of common stock per $1,000 principal amount notes, which is equivalent to an initial conversion price of approximately $40.14 per common share. The ratio is subject to adjustments if certain events take place, and holders may convert only if the closing sale price per common share exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding calendar quarter. At both November 2, 2008 and October 28, 2007, $180 million principal amount of the Convertible Notes was outstanding. Our stock price did not exceed the conversion threshold of the Convertible Notes for at least 20 trading days in the 30 consecutive trading day periods ended March 31, 2008, June 30, 2008 and September 30, 2008. Therefore, our Convertible Notes currently may not be converted until such time as our stock price again exceeds the conversion threshold for the specified 20 of the last 30 consecutive trading days of a calendar quarter or if upon other specified events, including if we call the Convertible Notes for redemption, which we may do beginning November 20, 2009. Our senior secured credit facility prohibits us from making payments on the Convertible Notes upon conversion, optional redemption or mandatory repurchase unless our senior leverage ratio is less than 2.75 to 1.0 and we have $25 million available under our revolving credit facility, or unless our senior leverage ratio is less than 1.0 to 1.0. A failure to pay upon a conversion, redemption or repurchase would constitute an event of default under the indenture under which the Convertible Notes were issued. See Note 15.
9. FINANCIAL INSTRUMENTS
Interest rate swap
     On June 15, 2006, we entered into a forward interest rate swap transaction (the “Swap Agreement”) hedging a portion of our $400 million variable rate term loan due June 2010 with a notional amount of $160 million beginning October 11, 2006. The notional amount decreased to $145 million on October 11, 2007 and decreased again to $105 million on October 14, 2008. The notional amount will further decrease on October 13, 2009 to $65 million. The term of the Swap Agreement is four years. Under the Swap Agreement, we will pay a fixed rate of 5.55% on a quarterly basis in exchange for receiving floating rate payments based on the three-month LIBOR rate.
     We utilize interest rate swaps to manage our risk associated with changing interest rates and account for them under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”). SFAS 133 requires that all derivatives be marked to market (fair value). We do not purchase or hold any derivative instruments for trading purposes.
     We designated our Swap Agreement as a cash flow hedge, as defined by SFAS 133. The fair value of the Swap Agreement, which is adjusted quarterly, is recorded in other long-term liabilities in the Consolidated Balance Sheet and the unrealized loss is recorded in other comprehensive income. Amounts recorded in accumulated other comprehensive income (loss) are amortized as an adjustment to interest expense over the term of the related hedge.
     We are exposed to credit loss in the event of nonperformance by the counterparty on the Swap Agreement. If the counterparty fails to meet the terms of the agreement, our exposure is limited to the net amount that would have been received, if any, over the remaining life of the Swap Agreement. We do not anticipate nonperformance as the contract is with a creditworthy counterparty and no material loss would be expected from nonperformance by the counterparty.
Fair values
     The carrying amounts of cash and cash equivalents, trade accounts receivable and accounts payable approximate fair value as of November 2, 2008 and October 28, 2007 because of the relatively short maturity of these instruments. The fair values of the remaining financial instruments recognized on our Consolidated Balance Sheets at the respective fiscal year ends were:

	November 2, 2008		October 28, 2007
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
	(in thousands)		(in thousands)
2.125% Convertible Senior Subordinated Notes	$180,000	$149,456	$180,000	$203,037
$400 Million Term Loan	$293,200	$251,980	$315,000	$315,000
Swap Agreement liability	$3,928	$3,928	$3,228	$3,228
     The fair value of the Convertible Notes were determined from the market rates as of the last trading day prior to our fiscal year end. The fair value of the Term Loan was based on recent trading activities of comparable market instruments. Fair value estimates presented for the Swap Agreement, excluding accrued interest, were determined based on the present value of all future cash flows, the fixed rate in the contract and assumptions regarding forward interest rates from a yield curve.

10. GOODWILL AND OTHER INTANGIBLE ASSETS
     In accordance with SFAS 142, Goodwill and Other Intangible Assets, goodwill is tested for impairment at least annually at the reporting unit level, which is defined as an operating segment or a component of an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management. Management has determined that we have six reporting units for the purpose of allocating goodwill and the subsequent testing of goodwill for impairment. Our metal components and engineered building systems segments are each split into two reporting units and the metal coil coating segment is its own reporting unit for goodwill impairment testing purposes.
     At the beginning of the fourth quarter of each fiscal year, we perform an annual assessment of the recoverability of goodwill and indefinite lived intangibles. Additionally, we assess goodwill and indefinite lived intangibles for impairment whenever events or changes in circumstances indicate that such carrying values may not be recoverable. The results of our annual assessment of the recoverability of goodwill and indefinite lived intangibles indicated that the fair value of all of the Company’s reporting units were in excess of the carrying value of those reporting units, including goodwill, and thus no impairment existed as of July 27, 2008. Subsequent to our annual assessment of the recoverability of goodwill and indefinite lived intangibles, and beginning largely in late September, our stock price and market capitalization decreased from $36.51 and $720.3 million, respectively, at July 27, 2008 to $18.61 and $367.3 million, respectively, at November 2, 2008. We evaluated whether the recent decline in our stock price and market capitalization represents a significant decline in the underlying fair value of the Company. Based upon our analysis we concluded that the decline in our stock price and the resulting decline in our market capitalization do not require us to perform an additional goodwill and indefinite lived intangibles impairment test because we do not believe the decline was caused by significant underperformance of the Company relative to historical or projected future operating results, a significant change in the manner of our use of the acquired assets or the strategy for our overall business, or a significant sustained negative industry or economic trend. We will, however, continue to monitor our stock price and assess whether a continued decline in our market capitalization or our failure to meet our cash flow projections in the future represent triggering events that would require us to perform an interim goodwill and indefinite lived intangibles impairment test in subsequent periods. In the event such a test is required, we might be required to record a significant charge for the impairment of our goodwill and indefinite lived intangibles.
     Our goodwill balance and changes in the carrying amount of goodwill by operating segment are as follows (in thousands):

	Metal		Engineered
	Coil	Metal	Building
	Coating	Components	Systems	Total
Balance as of October 29, 2006	$98,959	$149,180	$366,322	$614,461
Additions(1)	—	—	1,785	1,785
Other	—	—	154	154

Balance as of October 28, 2007	$98,959	$149,180	$368,261	$616,400
Additions	—	—	—	—
Transfer(2)	—	(1,940)	1,940	—
Other	—	—	226	226

Balance as of November 2, 2008	$98,959	$147,240	$370,427	$616,626

(1)	Represents goodwill adjustments associated with our acquisition of RCC. See Note 4.

(2)	During the fourth quarter of fiscal 2008, we changed the reporting structure and management team responsibilities to better align certain of our products in order to respond effectively to current market opportunities. As a result of this change, certain amounts of goodwill have been transferred accordingly. See Note 18. Fiscal 2007 segment presentation has been reclassified to conform to fiscal 2008 presentation.

     The following table represents all our intangible assets activity for the fiscal years ended November 2, 2008 and October 28, 2007 (in thousands):

	Range of	November 2,	October 28,
	Life (years)	2008	2007
Amortized intangible assets:
Cost:
Trade names	15	$5,588	$5,588
Backlog	1	3,019	3,019
Customer lists and relationships	15	8,710	8,710
Non-competition agreements	5-10	8,132	8,132
Property rights	7	990	990

		$26,439	$26,439
Accumulated Amortization:

Trade names	—	$(1,345)	$(973)
Backlog	—	(3,019)	(2,847)
Customer lists and relationships	—	(1,356)	(776)
Non-competition agreements	—	(3,273)	(2,308)
Property rights	—	(472)	(330)

	—	$(9,465)	$(7,234)

Net book value	—	$16,974	$19,205

Indefinite-lived intangible assets:	—
Trade names	—	$24,704	$24,704

Total intangible assets at net book value	—	$41,678	$43,909

     RCC’s Star and Ceco trade name assets have an indefinite life and are not amortized, but are reviewed annually and tested for impairment. The RCC trade names were determined to have indefinite lives due to the length of time the trade names have been in place, with some having been in place for decades. Our past practice with other significant acquisitions and current intentions are to maintain the trade names indefinitely. All other intangible assets are amortized on a straight-line basis over their expected useful lives. As of November 2, 2008, the weighted average amortization period for all our intangible assets was 13.0 years.
     Amortization expense of intangibles was $2.2 million, $3.4 million and $2.8 million for fiscal 2008, 2007 and 2006, respectively. We expect to recognize amortization expense over the next five fiscal years as follows (in thousands):

2009	$2,070
2010	2,070
2011	2,070
2012	1,757
2013	1,575
     In accordance with SFAS 142, we evaluate the remaining useful life of these intangible assets on an annual basis. We also review for recoverability when events or changes in circumstances indicate the carrying values may not be recoverable in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

11. INCOME TAXES
     Income tax expense is based on pretax financial accounting income. Deferred income taxes are recognized for the temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and such amounts for income tax purposes. The income tax provision (benefit) for the fiscal years ended 2008, 2007 and 2006, consisted of the following (in thousands):

	Fiscal year ended
	November 2,	October 28,	October 29,
	2008	2007	2006
Current:
Federal	$44,330	$42,369	$43,696
State	6,903	5,817	4,719

Total current	51,233	48,186	48,415
Deferred:
Federal	179	(6,404)	(2,277)
State	87	(686)	(902)

Total deferred	266	(7,090)	(3,179)

Total provision	$51,499	$41,096	$45,236

     The reconciliation of income tax computed at the United States federal statutory tax rate to the effective income tax rate is as follows:

	Fiscal year ended
	November 2,	October 28,	October 29,
	2008	2007	2006
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes	3.5%	3.4%	3.2%
Canada valuation allowance	1.3%	0.8%	—
Non-deductible interest expense	1.2%	1.5%	1.2%
Production activities deduction	(2.0)%	(1.1)%	(1.0)%
Other	0.5%	(0.4)%	(0.4)%

Effective tax rate	39.5%	39.2%	38.0%

     Deferred income taxes reflect the net impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes. The tax effects of the temporary differences for fiscal 2008 and 2007 are as follows (in thousands):

	As of	As of
	November 2,	October 28,
	2008	2007
Deferred tax assets:
Inventory	$1,281	$2,450
Bad debt reserve	2,115	1,251
Accrued and deferred compensation	14,212	14,416
Accrued insurance reserves	2,211	1,981
Deferred revenue	6,712	6,099
Interest rate swap	1,508	1,236
Net operating loss carryover	3,943	3,983
Depreciation and amortization	867	565
Other reserves	218	1,235

Total deferred tax assets	33,067	33,216

	As of	As of
	November 2,	October 28,
	2008	2007
Less valuation allowance	(4,972)	(4,613)

Net deferred tax assets	28,095	28,603

Deferred tax liabilities:
Depreciation and amortization	(47,809)	(48,802)
Other	(359)	—

Total deferred tax liabilities	(48,168)	(48,802)

Net deferred tax liability	$(20,073)	$(20,199)

     Other accrued expenses include accrued income taxes payable of $4.9 million at November 2, 2008 and $13.2 million at October 28, 2007.
     We carry out our business operations through legal entities in the U.S., Canada and Mexico. These operations require that we file corporate income tax returns that are subject to U.S., state and foreign tax laws. We are subject to income tax audits in these multiple jurisdictions.
     Our foreign operations have a net operating loss carryforward of approximately $13.6 million that will start to expire in fiscal 2009 if unused. The utilization of these losses is uncertain and we currently have a full valuation allowance against the deferred tax asset related to this loss carryforward. Of the $4.9 million valuation allowance, $3.3 million was recorded as part of the purchase accounting related to the acquisition of RCC. Subsequent recognition of the deferred tax asset related to this portion of the valuation allowance would result in a reduction of goodwill recorded in connection with the acquisition.
FIN 48
     Prior to fiscal 2008, in evaluating the exposures connected with the various tax filing positions, the company established an accrual when, despite management’s belief that the company’s tax return positions are supportable, management believed that certain positions may be successfully challenged and a loss was probable. When facts and circumstances changed, these accruals were adjusted.
     We adopted FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes—interpretation of FASB Statement No. 109” (FIN 48) on October 29, 2007. The cumulative effect of adopting FIN 48 was recorded as of October 29, 2007 as a decrease to retained earnings of $0.4 million. The total amount of unrecognized tax benefits as of October 29, 2007 was $0.9 million, of which $0.4 million would impact the Company’s effective tax rate if recognized. The total amount of unrecognized tax benefits at November 2, 2008 was $1.3 million, of which $0.9 million would impact the Company’s effective tax rate if recognized. The company does not anticipate any significant changes in the total amount of unrecognized tax benefits to occur within the next twelve months.
     The following table summarizes the activity related to the Company’s unrecognized tax benefits during fiscal 2008 (in thousands):

November 2,
2008
Unrecognized tax benefits upon adoption of FIN 48 as of October 29, 2007	$864
Additions for tax positions related to prior years	590
Reductions due to lapse of applicable statute of limitations	(133)

Unrecognized tax benefits at end of year	$1,321

     We recognize interest and penalties related to uncertain tax positions in income tax expense. To the extent accrued interest and penalties do not ultimately become payable, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision in the period that such determination is made. We did not have a material amount of accrued interest and penalties related to uncertain tax positions as of November 2, 2008.

     We file income tax returns in the U.S. federal jurisdiction and multiple state and foreign jurisdictions. Our tax years are closed with the IRS through the year ended October 30, 2004 as the statute of limitations related to these tax years has closed. In addition, open tax years related to state and foreign jurisdictions remain subject to examination but are not considered material.
12. OPERATING LEASE COMMITMENTS
     We have operating lease commitments expiring at various dates, principally for real estate, office space, office equipment and transportation equipment. Certain of these operating leases have purchase options that entitle us to purchase the respective equipment at fair value at the end of the lease. In addition, many of our leases contain renewal options at rates similar to the current arrangements. As of November 2, 2008, future minimum rental payments related to noncancellable operating leases are as follows (in thousands):

2009	$7,980
2010	5,574
2011	3,083
2012	1,225
2013	439
Thereafter	1,871
     Rental expense incurred from operating leases, including leases with terms of less than one year, for fiscal 2008, 2007 and 2006 was $12.4 million, $12.2 million and $11.9 million, respectively.
13. STOCK REPURCHASE PROGRAM
     Our Board of Directors has authorized a stock repurchase program. Subject to applicable federal securities law, such purchases occur at times and in amounts that we deem appropriate. Shares repurchased are used primarily for later re-issuance in connection with our equity incentive and 401(k) profit sharing plans. During fiscal 2008, we did not repurchase any shares of our common stock. However, shares of restricted stock were withheld in fiscal 2008 to satisfy tax-withholding obligations arising in connection with the vesting of awards of restricted stock. At November 2, 2008, there were 0.6 million shares remaining authorized for repurchase under the program. There is no time limit on the duration of the program.
     Changes in treasury common stock, at cost, were as follows (in thousands):

	Number of
	Shares	Amount
Balance, October 29, 2006	1,817	$78,251
Purchases	773	36,122

Balance, October 28, 2007	2,590	114,373
Purchases	80	2,226

Balance, November 2, 2008	2,670	$116,599

14. SHARE-BASED COMPENSATION
     Our 2003 Long-Term Stock Incentive Plan (the “Incentive Plan”) is an equity-based compensation plan that allows us to grant a variety of types of awards, including stock options, restricted stock, restricted stock units, stock appreciation rights, performance share awards, phantom stock awards and cash awards. In fiscal 2005, our stockholders approved the amendment and restatement of the Incentive Plan, which, among other things, increased the number of shares of common stock reserved for issuance under the plan by approximately 1.1 million shares of common stock and allowed us to grant performance awards, including performance-based cash awards, under the plan. As amended, the aggregate number of shares of common stock that may be issued under the plan may not exceed 2.6 million. As a general rule, awards terminate on the earlier of (i) 10 years from the date of grant, (ii) 30 days after termination of employment or service for a reason other than death, disability or retirement, (iii) one year after death or (iv) one year for incentive stock options or five years for other awards after disability or retirement. Awards are non-transferable except by disposition on death or to certain family members, trusts and other family entities as the Compensation Committee of our Board of Directors (the “Committee”) may approve. Awards may be paid in cash, shares of our common stock or a combination, in lump sum or installments and currently or by deferred payment, all as determined by the Committee. As of November 2, 2008 and for all periods presented, our share-based awards under these plans have consisted of restricted stock grants and stock option grants, neither of which can be settled through cash payments. Both our stock options and restricted stock awards contain only service condition requirements and typically vest over four years, although from time to time certain individuals have received special one-time restricted stock awards that vest at retirement, upon termination, after a change of control without cause or for good reason, as defined by the agreements governing such awards. A total of approximately 495,000 and 840,000 shares were available at November 2, 2008 and October 28, 2007, respectively, under the Incentive Plan for the further grants of awards.
     Since December 2006, the Committee’s policy has been to provide for grants of restricted stock once per year, with the size of the awards based on a dollar amount set by the Committee. For executive officers and designated members of senior management, a portion of the award may be fixed and a portion may be subject to adjustment, up or down, depending on the average rate of growth in NCI’s earnings per share over the three fiscal years ended prior to the award date. The number of shares awarded on the grant date equals the dollar value specified by the Committee (after adjustment with regard to the variable portion) divided by the closing price of the stock on the grant date, or if the grant date is not a trading day, the trading day prior to the grant date. The restricted stock vests ratably over four years. All restricted stock awards to all award recipients, including executive officers, are subject to a cap in value set by the Committee.
     Our option awards and restricted stock awards are typically subject to graded vesting over a service period, which is typically four years. We recognize compensation cost for these awards on a straight-line basis over the requisite service period for the entire award. In addition, certain of our awards provide for accelerated vesting upon qualified retirement, after a change of control or upon termination without cause or for good reason. We recognize compensation cost for such awards over the period from grant date to the date the employee first becomes eligible for retirement. In December 2008, the Committee determined to change its policy to provide for semi-annual grants of restricted stock in December and June of each year. In addition, the Committee proposed an amendment to the Incentive Plan to increase the number of shares available for issuance thereunder, subject to approval at the Company’s 2009 annual meeting of shareholders.
     The fair value of each option award is estimated as of the date of grant using a Black-Scholes-Merton option pricing formula. Expected volatility is based on historical volatility of our stock over a preceding period commensurate with the expected term of the option. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected dividend yield was not considered in the option pricing formula since we historically have not paid dividends and have no current plans to do so in the future. The weighted average grant-date fair value of options granted during the fiscal year ended October 29, 2006 was $21.63. There were no options granted during the fiscal years ended November 2, 2008 and October 28, 2007. The weighted average assumptions for the periods indicated are noted in the following table:

Fiscal Year
Ended
October 29,
2006
Expected volatility	40.7 - 41.5%
Expected term (in years)	6.25
Risk-free interest rate	4.4 - 4.9%
     We have estimated a forfeiture rate of 10% for our non-officers and 0% to 10% for our officers in our calculation of share-based compensation expense for the fiscal years ended November 2, 2008, October 28, 2007 and October 29, 2006. These estimates are based on historical forfeiture behavior exhibited by our employees.

     The following is a summary of stock option transactions during fiscal 2008, 2007 and 2006 (in thousands, except weighted average exercise prices, weighted average remaining life):

		Weighted	Weighted
		Average	Average	Aggregate
	Number of	Exercise	Remaining	Intrinsic
	Shares	Price	Life	Value
Balance October 29, 2005	1,251	$25.33	—	—
Granted	53	44.78	—	—
Cancelled	(36)	(23.27)	—	—
Exercised	(367)	(23.19)	—	—

Balance October 29, 2006	901	$27.43	—	—
Granted	—	—	—	—
Cancelled	(3)	(35.75)	—	—
Exercised	(153)	(25.59)	—	—

Balance October 28, 2007	745	$27.78	—	—
Granted	—	—	—	—
Cancelled	(18)	(31.21)	—	—
Exercised	(34)	(19.86)	—	—

Balance November 2, 2008	693	$28.09	5.2 years	—

Exercisable at November 2, 2008	645	$27.22	5.1 years	—

     The total intrinsic value of options exercised during fiscal 2008, 2007 and 2006 was $0.4 million, $3.9 million and $11.6 million, respectively. Options exercisable at fiscal years ended 2008, 2007 and 2006 were 0.6 million, 0.6 million and 0.5 million, respectively. The weighted average exercise prices for options exercisable at fiscal years ended 2008, 2007 and 2006 were $27.22, $25.71 and $23.85, respectively. The following summarizes additional information concerning outstanding options at November 2, 2008:

Options Outstanding
Range of Exercise		Weighted Average	Weighted Average
Prices	Number of Options	Remaining Life	Exercise Price
$15.13 - 19.38	143,332	3.5 years	$16.85
20.64 - 30.18	244,643	5.1 years	26.72
31.00 - 38.01	260,931	5.9 years	32.69
44.00 - 60.64	44,367	7.1 years	44.94

	693,273	5.2 years	$28.09

Options Exercisable
Range of Exercise			Weighted Average
Prices		Number of Options	Exercise Price
$15.13 - 19.38		143,332	$16.85
20.64 - 30.18		244,643	26.72
31.00 - 38.01		234,448	32.42
44.00 - 60.64		22,184	44.94

		644,607	$27.22

     Restricted stock transactions during fiscal 2008, 2007 and 2006 were as follows (in thousands, except weighted average grant prices):

	Number of	Weighted Average
	Shares	Grant Price
Balance October 29, 2005	491,462	$32.38
Granted	18,032	50.30
Distributed	(73,222)	36.55

Balance October 29, 2006	436,272	$32.42
Granted	151,456	53.82
Distributed	(67,482)	37.26
Forfeited	(5,346)	43.47

Balance October 28, 2007	514,900	$37.97
Granted	251,295	26.01
Distributed	(273,685)	34.64
Forfeited	(10,791)	39.09

Balance November 2, 2008	481,719	$33.59

     The total pre-tax share-based compensation cost that has been recognized in results of operations was $9.5 million, $8.6 million and $7.2 million for the fiscal years ended November 2, 2008, October 28, 2007 and October 29, 2006, respectively. Of these amounts, $8.5 million, $7.8 million and $6.2 million were included in selling, general and administrative expense for the fiscal years ended November 2, 2008, October 28, 2007 and October 29, 2006, respectively, with the remaining costs in each period in cost of goods sold. As of November 2, 2008, we do not have any amounts capitalized for share-based compensation cost in inventory or similar assets. The total income tax benefit recognized in results of operations for share-based compensation arrangements was $3.6 million, $3.3 million and $2.7 million for the fiscal years ended November 2, 2008, October 28, 2007 and October 29, 2006, respectively. As of November 2, 2008, there was approximately $10.7 million of total unrecognized compensation cost related to share-based compensation arrangements. That cost is expected to be recognized over a weighted-average remaining period of 3.9 years.
     Cash received from option exercises was $0.7 million, $3.9 million and $8.5 million during fiscal 2008, 2007 and 2006, respectively. The actual tax benefit realized for the tax deductions from option exercises totaled $0.2 million, $1.5 million and $3.2 million for fiscal 2008, 2007 and 2006, respectively.
15. EARNINGS PER SHARE
     Basic earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per common share considers the effect of common stock equivalents. The reconciliation of the numerator and denominator used for the computation of basic and diluted earnings per share is as follows (in thousands, except per share data):

	Fiscal year ended
	November 2,	October 28,	October 29,
	2008	2007	2006
Numerator for Basic and Diluted Earnings Per Share
Net income	$78,881	$63,729	$73,796

Denominator for Diluted Earnings Per Share
Weighted average shares outstanding for basic earnings per share	19,332	19,582	19,959

Common stock equivalents:
Employee stock options	104	211	262
Unvested restricted stock awards	50	78	83
Convertible Notes(1)	—	922	1,091

	Fiscal year ended
	November 2,	October 28,	October 29,
	2008	2007	2006
Adjusted weighted average shares and assumed conversions for diluted earnings per share	19,486	20,793	21,395

Earnings per share
Basic	$4.08	$3.25	$3.70

Diluted	$4.05	$3.06	$3.45

(1)	The indenture under which the Convertible Notes were issued contains a “net share settlement” provision as described in EITF 04-08, Effect of Contingently Convertible Instruments on Diluted Earnings Per Share, whereby conversions are settled for a combination of cash and shares, and shares are only issued to the extent the conversion value exceeds the principal amount. The incremental shares that we would have been required to issue had the Convertible Notes been converted at the average trading price during the period have been included in the diluted earnings per share calculation because our average stock trading price had exceeded the $40.14 conversion threshold. However, the Convertible Notes can only be converted by the holders when our stock price trades above the initial conversion price of our Convertible Notes (see Note 8) for at least 20 trading days in each of the 30 consecutive trading day period of the preceding calendar quarter or if upon other specified events, including if we call the Convertible Notes for redemption, which we may do beginning November 20, 2009.
     The number of weighted average options that were not included in the diluted earnings per share calculation because the effect would have been anti-dilutive was approximately 309,000, 2,500 and 800 shares for the fiscal years ended November 2, 2008, October 28, 2007 and October 29, 2006, respectively. The anti-dilutive weighted average unvested restricted shares that were not included in the diluted earnings per share calculation was approximately 142,000 shares for the fiscal year ended November 2, 2008. For fiscal years ended October 28, 2007 and October 29, 2006, there were no anti-dilutive weighted average unvested restricted shares excluded from the diluted earnings per share calculation.
16. EMPLOYEE BENEFIT PLANS
     Defined Contribution Plan—We have a 401(k) profit sharing plan (the “Savings Plan”) that covers all eligible employees. The Savings Plan requires us to match employee contributions up to 6% of a participant’s salary. Contributions expense for the fiscal years ended 2008, 2007 and 2006 was $8.6 million, $9.0 million and $7.8 million, respectively, for contributions to the Savings Plan. In fiscal 2008, 2007 and 2006, Company matching contributions were paid in cash. Our match ranges from 67% to 100% of the participant’s contribution, depending on the return on adjusted operating assets. Our match was 83.3% in fiscal years 2008 and 2007 and 100% in fiscal year 2006.
     Deferred Compensation Plan—On October 23, 2006, the Board approved an Amended and Restated Deferred Compensation Plan for NCI (as amended and restated, the “Deferred Compensation Plan”) effective for compensation beginning in calendar 2007. The Deferred Compensation Plan allows our officers and key employees to defer up to 80% of their annual salary and up to 90% of their bonus until a specified date in the future, including at or after retirement. Additionally, the Deferred Compensation Plan allows our directors to defer up to 100% of their annual fees and meeting attendance fees until a specified date in the future, including at or after retirement. The Deferred Compensation Plan also permits us to make contributions on behalf of our key employees who are impacted by the federal tax compensation limits under the NCI 401(k) plan, and to receive a restoration matching amount which, under the current NCI 401(k) terms, will be at 4% and up to 6% of compensation in excess of those limits, based on our Company’s performance. In addition, the Deferred Compensation Plan provides for us to make discretionary contributions to employees who have elected to defer compensation under the plan. Deferred Compensation Plan participants will vest in our discretionary contributions ratably over three years from the date of each of our discretionary contributions. As of November 2, 2008 and October 28, 2007, the liability balance of the Deferred Compensation Plan is $2.6 million and $1.6 million, respectively, and is included in accrued compensation and benefits in the Consolidated Balance Sheet. We have accrued restoration matching contributions in the amount of $0.3 million and $0.2 million for fiscal 2008 and 2007, respectively. We have not made any discretionary contributions to the Deferred Compensation Plan.
     With the Deferred Compensation Plan, the Board also approved the establishment of a rabbi trust to fund the Deferred Compensation Plan and the formation of an administrative committee to manage the Deferred Compensation Plan and its assets. The investments in the rabbi trust are $2.6 million and $1.6 million at November 2, 2008 and October 28, 2007, respectively. The rabbi trust investments include debt and equity securities, along with cash equivalents and are accounted for as trading securities.
     Defined Benefit Plan—As a result of the closing of the RCC acquisition on April 7, 2006, we assumed a defined benefit plan (the “RCC Benefit Plan”). Benefits under the RCC Benefit Plan are primarily based on years of service and the employee’s compensation. The RCC Benefit Plan is frozen and, therefore, employees do not accrue additional service benefits. Plan assets of the RCC Benefit Plan are invested in broadly diversified portfolios of government obligations, hedge funds, mutual funds, stocks, bonds and fixed income securities. In accordance with SFAS No. 141, Business Combinations, we quantified the projected benefit obligation and fair value of the plan assets of the RCC Benefit Plan and recorded the difference between these two amounts as an assumed liability.
     Adoption of SFAS 158. On October 28, 2007, we adopted the recognition and disclosure provisions of SFAS 158. SFAS 158 requires us to recognize the funded status of the RCC Benefit Plan in our statement of financial position and recognize the changes in the RCC Benefit Plan’s funded status in comprehensive income in the year in which the changes occur. The effects of the adoption of the recognition and disclosure provisions of SFAS 158 on our Consolidated Balance Sheet as of October 28, 2007 are presented in the following table. The adoption of SFAS 158 had no effect on our Consolidated Statements of Operations for the fiscal year ended October 28, 2007, or for any prior period presented, and it will not affect our Consolidated Statements of Operations in future periods.
     The impact of adopting SFAS 158 on our Consolidated Balance Sheet at October 28, 2007 is as follows (in thousands):

	As of October 28, 2007
	Effect of Adopting	As Reported at
	SFAS 158	October 28, 2007
Non-current pension asset	$2,292	$2,292
Non-current accrued pension liability	1,016	—
Long-term deferred tax liability	(1,289)	(1,289)
Accumulated other comprehensive income, net of tax	(2,019)	(2,019)
     The following table reconciles the change in the benefit obligation for the RCC Benefit Plan from the beginning of the fiscal year to the end of the fiscal year (in thousands):

	November 2,	October 28,
	2008	2007
Accumulated benefit obligation	$38,127	$48,805

Projected benefit obligation—beginning of fiscal year	$48,805	$52,443
Interest cost	2,810	2,891
Benefit payments	(4,580)	(4,414)
Actuarial gains	(8,908)	(2,115)

Projected benefit obligation—end of fiscal year	$38,127	$48,805

     Actuarial assumptions used to determine benefit obligations were as follows:

	November 2,	October 28,
	2008	2007
Assumed discount rate	8.50%	6.00%
     The following table reconciles the change in plan assets of the RCC Benefit Plan from the beginning of the fiscal year to the end of the fiscal year (in thousands):

	November 2,	October 28,
	2008	2007
Fair value of assets—beginning of fiscal year	$51,097	$49,041
Actual return on plan assets	(7,658)	5,525
Employer contributions	—	945
Benefit payments	(4,580)	(4,414)

Fair value of assets—end of fiscal year	$38,859	$51,097

     The following table sets forth the funded status of the RCC Benefit Plan and the amounts recognized in the Consolidated Balance Sheet (in thousands):

	November 2,	October 28,
	2008	2007
Fair value of assets	$38,859	$51,097
Benefit obligation	38,127	48,805

Funded status	$732	$2,292
Unrecognized actuarial loss (gain)	(634)	(3,308)

Prepaid benefit cost (benefit)	$98	$(1,016)

     The amounts in accumulated other comprehensive income that have not yet been recognized as components of net periodic benefit income (in thousands):

	November 2,	October 28,
	2008	2007
Net actuarial gains	$(634)	$(3,308)
     The following table sets forth the components of the net periodic benefit income (in thousands):

	November 2,	October 28,
	2008	2007
Interest cost	$2,810	$2,891
Expected return on assets	(3,924)	(3,588)

Net periodic benefit income	$(1,114)	$(697)

     At November 2, 2008, there are no amounts included in accumulated other comprehensive income that are expected to be recognized during the next fiscal year.

     Actuarial assumptions used to determine net periodic benefit income were as follows:

	Fiscal 2008	Fiscal 2007
Assumed discount rate	6.0%	5.75%
Expected rate of return on plan assets	8.0%	8.0%
     The basis used to determine the overall expected long-term asset return assumption was a ten-year forecast of expected return based on the target asset allocation for the plan. The expected return for this portfolio over the forecast period is 8.0%, net of investment-related expenses.
     The weighted-average asset allocations by asset category are as follows:

	November 2,	October 28,
Investment Type	2008	2007
Equity securities	21%	32%
Debt securities	56	40
Real estate	3	4
Hedge funds	12	10
Cash and cash equivalents and other	8	14

Total	100%	100%

     The investment policy is to maximize the expected return for an acceptable level of risk. Our expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on our goal of earning the highest rate of return while maintaining risk at acceptable levels. The RCC Benefit Plan strives to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio. We regularly review our actual asset allocation and the RCC Benefit Plan’s investments are periodically rebalanced to our target allocation when considered appropriate. We have set the target asset allocation for the plan as follows: 2% cash, 40% US bonds, 12% alpha strategies (hedge funds), 15% large cap US equities, 6% small cap US equities, 7% real estate investment trusts, 8% foreign equity, 4% emerging markets and 6% commodity futures.
     We do not expect to contribute any amount to the RCC Benefit Plan in fiscal 2009.
     We expect the following benefit payments to be made (in thousands):

Pension
Fiscal Years Ended	Benefits
2009	$3,938
2010	4,246
2011	3,917
2012	3,934
2013	3,775
2014-2018	17,964
17. CONTINGENCIES
     In September 2003, Bethlehem Steel Corporation and several of its related entities (collectively, “Bethlehem”) filed a preference-avoidance lawsuit against us and several of our operating subsidiaries in the United States Bankruptcy Court for the Southern District of New York. The lawsuit was filed as part of the Bethlehem consolidated bankruptcy proceedings, seeking reimbursement of allegedly preferential transfers made by the respective debtors in the 90-day period preceding their bankruptcy filings. Bethlehem alleged that it made preferential payments to our subsidiaries of approximately $7.7 million. On December 1, 2008, we settled this claim for $0.3 million.

     We have discovered the existence of trichloroethylene in the ground water at our Southlake, Texas facility. We have filed an application with the Texas Commission of Environmental Quality (“TCEQ”) for entry into the voluntary cleanup program, which was accepted. Remediation of the affected ground water plume has commenced. The cost of required remediation of the affected plume will vary depending on the ultimate extent of the contamination. As of November 2, 2008, we have accrued $0.1 million to complete site analysis and testing. However, based on available information, we do not believe there will be a material adverse effect on our business, consolidated financial position or results of operations.
     We discovered the existence of unknown debris containing soil and paint materials in the storm-water outfalls in and around an embankment on the north side of our Rocky Mount, North Carolina facility. Test results revealed that surface soil concentrations of chromium above North Carolina’s “soil remediation goals” were present. Costs associated with site analysis and testing were incurred in the second quarter of fiscal 2008. Full remediation of this contamination in and around the embankment on the north side of our Rocky Mount, North Carolina facility took place in the third quarter of fiscal 2008. The total costs incurred of $0.4 million in connection with the resolution of the issue did not have a material adverse effect on our business, consolidated financial position or results of operations.
     The New York State Department of Conservation (“DEC”) has notified H.H. Robertson, as predecessor to Robertson Building Systems Limited (“RBSL”), of its potential liability for a portion of the cleanup of the former Frontier Chemical waste handling facility in Niagara Falls. The DEC has indicated that remediation of soils and upper bedrock groundwater will cost between approximately $11 million and $14 million. Whether deeper bedrock ground water will need to be remediated and the cost of any such remediation has not been determined. DEC records indicated that numerous entities sent waste materials to the Frontier site from 1974 to 1992. During the second quarter of fiscal 2008, a group of other potentially responsible parties (“PRPs”) alleged that H.H. Robertson Building Technical Center (“RBTC”) also contributed waste to the Frontier site. Because of the large numbers of other PRPs and the relatively small alleged contributions of RBSL and RBTC, we do not believe this matter will have a material adverse effect on our business, consolidated financial position or results of operations.
     From time to time, we are involved in various other legal proceedings and contingencies, including environmental matters, considered to be in the ordinary course of business. While we are not able to predict whether we will incur any liability in excess of insurance coverages or to accurately estimate the damages, or the range of damages, if any, we might incur in connection with these legal proceedings, we believe these legal proceedings and claims will not have a material adverse effect on our business, consolidated financial position or results of operations.
18. BUSINESS SEGMENTS
     We have aggregated our operations into three reportable segments based upon similarities in product lines, manufacturing processes, marketing and management of our businesses: metal coil coating; metal components; and engineered building systems. All business segments operate primarily in the nonresidential construction market. Sales and earnings are influenced by general economic conditions, the level of nonresidential construction activity, metal roof repair and retrofit demand and the availability and terms of financing available for construction. Products of our business segments use similar basic raw materials. The metal coil coating segment consists of cleaning, treating, painting and slitting continuous steel coils before the steel is fabricated for use by construction and industrial users. The metal components segment products include metal roof and wall panels, doors, metal partitions, metal trim and other related accessories. The engineered building systems segment includes the manufacturing of main frames, Long Bay® Systems and value-added engineering and drafting, which are typically not part of metal components or metal coil coating products or services. The reporting segments follow the same accounting policies used for our Consolidated Financial Statements.
     We evaluate a segment’s performance based primarily upon operating income before corporate expenses. Intersegment sales are recorded based on standard material costs plus a standard markup to cover labor and overhead and consist of (i) hot-rolled, light gauge painted and slit material and other services provided by the metal coil coating segment to both the metal components and engineered building systems segments; (ii) building components provided by the metal components segment to the engineered building systems segment; and (iii) structural framing provided by the engineered building systems segment to the metal components segment.
     Corporate assets consist primarily of cash but also include deferred financing costs, deferred taxes and property, plant and equipment associated with our headquarters in Houston, Texas. These items (and income and expenses related to these items) are not allocated to the business segments.
          Summary financial data by segment is as follows (in thousands):

		2007(1)	2006(1)
	2008(1)	(As restated)	(As restated)
Total sales:
Metal coil coating	$305,657	$272,543	$278,814
Metal components	715,255	663,331	700,375
Engineered building systems	1,110,534	1,021,544	894,489
Intersegment sales	(367,287)	(332,350)	(302,495)

Total net sales	$1,764,159	$1,625,068	$1,571,183

External sales:
Metal coil coating	$96,957	$83,583	$117,873
Metal components	600,010	561,622	600,011
Engineered building systems	1,067,192	979,863	853,299

Total net sales	$1,764,159	$1,625,068	$1,571,183

Operating income:
Metal coil coating	$29,381	$25,136	$24,948
Metal components	82,094	49,609	77,539
Engineered building systems	107,851	113,265	87,122
Corporate	(64,616)	(56,276)	(51,621)

Total operating income	$154,710	$131,734	$137,988
Unallocated other expense	(24,330)	(26,909)	(18,956)

Income before income taxes	$130,380	$104,825	$119,032

		2007(1)	2006(1)
	2008(1)	(As restated)	(As restated)
Depreciation and amortization:
Metal coil coating	$6,574	$6,510	$5,543
Metal components	9,384	8,856	8,652
Engineered building systems	15,940	16,794	12,384
Corporate	3,690	3,375	4,510

Total depreciation and amortization expense	$35,588	$35,535	$31,089

Capital expenditures:
Metal coil coating	$3,073	$4,150	$7,675
Metal components	9,109	17,693	9,318
Engineered building systems	10,912	15,839	8,617
Corporate	1,709	4,359	1,446

Total capital expenditures	$24,803	$42,041	$27,056

Property, plant and equipment, net:
Metal coil coating	$39,738	$43,283
Metal components	84,026	86,383
Engineered building systems	108,876	116,045
Corporate	18,523	16,283

Total property, plant and equipment, net	$251,163	$261,994

		2007(1)	2006(1)
	2008(1)	(As restated)	(As restated)
Total assets as of fiscal year end 2008 and 2007:
Metal coil coating	$196,615	$180,930
Metal components	371,464	352,224
Engineered building systems	716,671	707,544
Corporate	95,951	102,360

	$1,380,701	$1,343,058

(1)	During the fourth quarter of fiscal 2008, we changed the reporting structure and management team responsibilities to better align certain of our products to respond effectively to current market opportunities. As a result of this change, we transferred certain segment activities within the engineered building systems and metal components segments in fiscal 2008. Segment information for fiscal 2007 and 2006 has been restated to conform to the fiscal 2008 segment designations. For fiscal 2007, the conforming restatement resulted in a decrease at the metal components segment and an increase at the engineered building systems segment of $51.7 million in sales and $10.7 million in operating income. In addition, total assets at October 28, 2007 decreased at the metal components segment and increased at the engineered building systems segment by $11.7 million as a result of the conforming restatement. For fiscal 2006, the conforming restatement resulted in a decrease at the metal components segment and an increase at the engineered building systems segment of $70.8 million in sales and $14.5 million in operating income.
     During the fourth quarter of fiscal 2007, we committed to a plan to exit our residential overhead door product line, included in our metal components segment. During the fiscal year ended November 2, 2008, we incurred expenses of $0.9 million related to this exit plan. In fiscal 2007, the residential door business produced revenue of $12.4 million and pretax loss of $0.5 million. This line of business is not considered material and is, therefore, not presented as discontinued operations in the consolidated financial statements.
19. QUARTERLY RESULTS (Unaudited)
          Shown below are selected unaudited quarterly data (in thousands, except per share data):

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
FISCAL YEAR 2008
Sales	$361,489	$416,143	$477,596	$508,931
Gross profit	$82,431	$103,440	$128,525	$124,139
Net income	$7,510	$14,866	$31,891	$24,614
Earnings per share:(1)
Basic	$0.39	$0.77	$1.65	$1.27
Diluted	$0.39	$0.76	$1.63	$1.26

FISCAL YEAR 2007
Sales	$359,501	$367,912	$434,081	$463,574
Gross profit	$87,882	$85,575	$110,028	$120,120
Net income	$10,453	$6,511	$21,327	$25,438
Earnings per share:(1)
Basic	$0.53	$0.33	$1.09	$1.31
Diluted	$0.49	$0.31	$1.02	$1.27

(1)	The sum of the quarterly income per share amounts may not equal the annual amount reported, as per share amounts are computed independently for each quarter and for the full year based on the respective weighted average common shares outstanding.

     During the fourth quarter of fiscal 2008, we changed the reporting structure and management team responsibilities to better align certain of our products to respond effectively to current market opportunities. As a result of this change, we transferred certain segment activities within the engineered building systems and metal components segments in fiscal 2008. Segment information for each of the quarters in fiscal 2008, 2007 and 2006 have been reclassified to conform to the fiscal 2008 segment designations, as follows:

	Fiscal Three Months Ended
	January 27, 2008	April 27, 2008	July 27, 2008	November 2,
	(As restated)	(As restated)	(As restated)	2008
Total sales:
Metal coil coating	$62,275	$80,171	$90,732	$72,479
Metal components	145,167	165,384	202,826	201,878
Engineered building systems	226,399	259,653	292,715	331,767
Intersegment sales	(72,352)	(89,065)	(108,677)	(97,193)

Total net sales	$361,489	$416,143	$477,596	$508,931

External sales:
Metal coil coating	$19,382	$27,288	$27,890	$22,397
Metal components	123,363	139,353	168,459	168,835
Engineered building systems	218,744	249,502	281,247	317,699

Total net sales	$361,489	$416,143	$477,596	$508,931

Operating income:
Metal coil coating	$2,695	$6,705	$11,360	$8,621
Metal components	9,522	15,171	32,174	25,227
Engineered building systems	20,438	25,292	28,514	33,607
Corporate	(14,159)	(17,656)	(16,333)	(16,468)

Total operating income	$18,496	$29,512	$55,715	$50,987
Unallocated other expense	(6,284)	(5,237)	(4,399)	(8,410)

Income before income taxes	$12,212	$24,275	$51,316	$42,577

	Fiscal Three Months Ended
	January 28, 2007	April 29, 2007	July 29, 2007
	(As restated)	(As restated)	(As restated)	October 28, 2007
Total sales:
Metal coil coating	$59,219	$63,844	$72,275	$77,205
Metal components	146,093	149,684	178,312	189,242
Engineered building systems	229,169	229,861	271,151	291,363
Intersegment sales	(74,980)	(75,477)	(87,657)	(94,236)

Total net sales	$359,501	$367,912	$434,081	$463,574

External sales:
Metal coil coating	$16,431	$20,825	$23,262	$23,065
Metal components	123,255	126,308	151,463	160,596
Engineered building systems	219,815	220,779	259,356	279,913

Total net sales	$359,501	$367,912	$434,081	$463,574

Operating income:
Metal coil coating	$4,643	$5,761	$8,165	$6,567
Metal components	8,839	7,548	14,153	19,069
Engineered building systems	23,948	17,315	33,575	38,427
Corporate	(13,197)	(13,149)	(13,646)	(16,284)

Total operating income	$24,233	$17,475	$42,247	$47,779
Unallocated other expense	(7,152)	(6,655)	(7,074)	(6,028)

Income before income taxes	$17,081	$10,820	$35,173	$41,751

	Fiscal Three Months Ended
	January 29, 2006	April 30, 2006	July 30, 2006
	(As restated)	(As restated)	(As restated)	October 29, 2006
Total sales:
Metal coil coating	$63,302	$61,054	$74,813	$79,645
Metal components	159,962	156,631	186,809	196,973
Engineered building systems	133,791	172,153	270,550	317,995
Intersegment sales	(63,693)	(60,260)	(82,597)	(95,945)

Total net sales	$293,362	$329,578	$449,575	$498,668

External sales:
Metal coil coating	$29,062	$32,846	$28,617	$27,348
Metal components	138,893	134,139	161,754	165,225
Engineered building systems	125,407	162,593	259,204	306,095

Total net sales	$293,362	$329,578	$449,575	$498,668

Operating income:
Metal coil coating	$4,422	$5,564	$8,436	$6,526
Metal components	19,131	14,851	23,869	19,688
Engineered building systems	12,036	13,838	24,371	36,877
Corporate	(12,768)	(12,176)	(15,019)	(11,658)

Total operating income	$22,821	$22,077	$41,657	$51,433
Unallocated other expense	(1,676)	(3,712)	(7,327)	(6,241)

Income before income taxes	$21,145	$18,365	$34,330	$45,192

20. SUBSEQUENT EVENTS
     In anticipation of the current market downturn, we have resized and realigned our manufacturing operations related to four facilities. In November 2008, subsequent to our fiscal year end, our executive management approved a plan to close three of our engineered building systems manufacturing plants located in Lockeford, California; Mattoon, Illinois; and Hernando, Mississippi. The purpose of these closures is to rationalize our least efficient facilities and to retool certain of these facilities to allow us to better utilize our assets and expand into new markets or better provide products to our customers, such as insulated panel systems. Impairment charges related to the restructuring during fiscal 2008 were $0.2 million and are included in cost of goods sold. We expect to incur additional restructuring and facility closure costs of approximately $3.0 million. Of this amount, $1.6 million relates to employee or severance costs, $1.2 million relates to asset relocation or impairment costs and $0.2 million relates to other costs. Most of the remaining charges are expected to be recorded in the first quarter of fiscal 2009.
21. ADDITIONAL SUBSEQUENT EVENTS (September 1, 2009) (Unaudited)
     As widely reported, worldwide financial markets began experiencing extreme disruption in the second half of 2007, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. In addition, during the same period, the U.S. economy has been contracting, as evidenced by reduced demand for a range of goods and services and a declining gross domestic product. These economic developments affect our business in a number of ways. The overall decline in economic conditions has reduced demand for our products. In addition, the tightening of credit in financial markets adversely affects the ability of our customers to obtain financing for construction projects. These factors have resulted in a decrease in, or cancellation of, orders for our products and have also affected the ability of our customers to make payments.
     The uncertainty surrounding future economic activity levels and diminished credit availability along with steel price volatility have resulted in significantly decreased activity levels for our business. During the first nine months of fiscal 2009, our sales volumes were significantly below expectations, primarily in the engineered buildings and components segments. When we began fiscal 2009, McGraw-Hill predicted a 12% decline in nonresidential construction in 2009. Subsequently, McGraw-Hill revised its forecast further downward and, as of July 2009, was predicting a 35% decline in nonresidential construction activity in 2009. McGraw-Hill reported a 48% decline in the period from January 2009 through July 2009 of nonresidential square footage compared to the same prior year period and approximately 62% decline from January 2009 through July 2009 of nonresidential construction square footage in our commercial and industrial sectors compared to the same prior year period. McGraw-Hill has also reported a 41.8% reduction in low-rise nonresidential (five stories or less) square-footage starts during the first nine months of fiscal 2009 compared with the same period in fiscal 2008.
     Our ability to maintain compliance with the financial ratio covenants under our $293 million senior secured credit facility has been impacted by this reduced activity. The senior secured credit facility requires compliance with various covenants and provisions customary for agreements of that nature, including a restricted payments test and a minimum ratio of Consolidated EBITDA (as described in footnote 8). At November 2, 2008, our interest coverage, leverage and senior leverage ratios were in compliance with all ratio requirements and covenants in our senior secured credit facility and projected to continue to be in compliance throughout fiscal year 2009. However, due to the sharp market downturn in the market, at May 3, 2009, our interest coverage, leverage and senior leverage ratios were not in compliance with the requirements and covenants under our senior secured credit facility. We have obtained a waiver from our senior secured credit facility lenders (the “Bank Waiver”) of our non-compliance with financial maintenance covenants and a consent to our entering into an investment agreement, dated August 14, 2009, with Clayton, Dubilier & Rice Fund VIII, L.P. (“CD&R”), as described in more detail below. However, successful refinancing and consent of all of our lenders will be required to consummate the transactions contemplated by this agreement. The Bank Waiver will expire on November 6, 2009, and if we do not obtain an extension of such waiver, our outstanding indebtedness of approximately $293 million under the senior secured credit facility may be declared immediately due and payable upon the expiration of such Bank Waiver. In the event that we do not repay such borrowings upon acceleration, the senior secured credit facility lenders could exercise their remedies as secured creditors with respect to the collateral securing such borrowings.
     In addition to our $293 million senior secured credit facility, we have $180 million in Convertible Notes outstanding (as discussed in more detail and defined in footnote 8). A failure to pay or refinance the senior secured credit facility, as discussed above, would also result in a default under the indenture governing our $180 million Convertible Notes, which could also then be declared immediately due and payable and under our swap agreement, which could then be terminated by the counterparty thereto. If all debt outstanding and the amount payable pursuant to the termination of our swap agreement were to become due, which could occur as early as November 6, 2009, this would result in a material adverse effect on the Company’s financial condition, operations and debt service capabilities.
     Our senior secured credit facility prohibits us from making payments on the Convertible Notes upon conversion, optional redemptions or mandatory repurchase unless our senior leverage ratio is less than 2.75 to 1.0 and we have $25 million available under our revolving credit facility, or unless our senior leverage ratio is less than 1.0 to 1.0. We are not in compliance with such ratios and, absent a refinancing of our senior secured credit facility, we anticipate that we would not have the ability to repurchase the Convertible Notes if they are put to us on November 15, 2009. A failure to pay upon a conversion, redemption or repurchase would constitute an event of default under the indenture under which the Convertible Notes were issued and would also result in an event of default under our senior secured credit facility, and could result in all debt outstanding under both agreements to be declared immediately due and payable.
     On August 14, 2009, we entered into an investment agreement with CD&R, pursuant to which we agreed to issue and sell to CD&R 250,000 shares of a newly created series of preferred stock par value $1.00 per share, to be designated the Series B Cumulative Convertible Participating Preferred Stock, for an aggregate purchase price of $250 million (the “Preferred Stock Investment”). Our Board of Directors has approved the transaction.
     The closing of the Preferred Stock Investment is subject to the satisfaction or waiver of a number of closing conditions set forth in the related agreement, including, among others:
•	the refinancing of our existing senior secured credit facility, which involves the repayment of approximately $143 million of the existing $293 million in principal amount of outstanding term loans thereunder and a modification of the terms and an extension of the maturity of the remaining $150 million balance;

•	entry into an agreement for a new $125 million asset-based revolving credit facility;

•	consummation of an exchange offer by the Company to acquire all of our Convertible Notes in exchange for a combination of $500 in cash and 390 shares of our common stock for each $1,000 principal amount of Convertible Notes, which exchange offer will be subject to a number of conditions, including the valid tender of at least 95% of the aggregate principal amount of such Convertible Notes in the exchange offer;

•	the sufficiency of the cash proceeds from the Preferred Stock Investment, together with the Company’s cash on hand at the closing of the Preferred Stock Investment, to consummate the refinancing of the existing senior secured credit facility and the Convertible Notes exchange offer described above, and to pay fees and expenses in connection therewith and the transactions contemplated by the investment agreement, among other things;

•	the Company having at the closing of the Preferred Stock Investment, on a pro forma basis after applying any cash of the Company to the purpose contemplated by the investment agreement, not less than $90 million in the aggregate of available revolving credit commitments under the new asset-backed loan facility and unrestricted cash on hand; and

•	other customary closing conditions, including, among others, the expiration or termination of any waiting period required to consummate the Preferred Stock Investment under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the Austrian Cartel Act of 2005 and accuracy of each party’s representations and warranties in the investment agreement, subject to the applicable materiality standards set forth therein.
     There can be no assurance the Preferred Stock Investment will close by November 6, 2009. The Company’s failure to obtain such financing, alternative financing, or additional waivers from creditors would result in an event of default. There can be no assurance the Company would be able to obtain additional amendments or waivers. Such events would have a material adverse impact on the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments related to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

NCI BUILDING SYSTEMS, INC.
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

		Additions
	Balance at	Charged to	Charged to
	Beginning	costs and	other				Balance at
Description	of Period	expenses	accounts		Deductions		End of Period
Year ended October 29, 2006:
Reserves and allowances deducted from asset accounts:
Allowance for uncollectible accounts and backcharges	$6,724	$2,004	$8,874	(1)	$2,377	(2)	$15,225
Reserve for obsolete materials and supplies	$2,816	—	$1,664	(1)	$743		$3,737
Valuation allowance on deferred tax assets	—	—	$3,277	(1)	$106		$3,171

Year ended October 28, 2007:
Reserves and allowances deducted from asset accounts:
Allowance for uncollectible accounts and backcharges	$15,225	$330	—		$6,580	(2)	$8,975
Reserve for obsolete materials and supplies	$3,737	$1,710	—		$1,014		$4,433
Valuation allowance on deferred tax assets	$3,171	$1,432	—		—		$4,603

Year ended November 2, 2008:
Reserves and allowances deducted from asset accounts:
Allowance for uncollectible accounts and backcharges	$8,975	$3,468	—		$2,113	(2)	$10,330
Reserve for obsolete materials and supplies	$4,433	$252	—		$2,878		$1,807
Valuation allowance on deferred tax assets	$4,603	$369	—		—		$4,972

(1)	Amounts resulting from acquisition.

(2)	Uncollectible accounts, net of recoveries.

II-1